Exhibit 99.6

Consent to be Named as a Director Nominee

In connection with the filing by John Bean Technologies Corporation of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of John Bean Technologies Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: May 15, 2024

By: /s/ Arnar Þór Másson
Name:	Arnar Þór Másson